October 14, 2004

FOR IMMEDIATE RELEASE
For further information contact:
Katy Mackay, Vice President-Marketing
515-222-2359

WEST BANK ANNOUNCES RETIREMENT OF DAVID R. MILLIGAN AS CEO

West Des Moines, IA – On October 13, 2004, the Boards of Directors of West Bancorporation, Inc. and West Bank accepted the decision of David R. Milligan to retire as Chairman and Chief Executive Officer of West Bank and as Executive Vice President of West Bancorporation, Inc., the parent company of West Bank and VMF Capital, effective December 31, 2004.

Mr. Milligan is remaining with West Bank on a part time basis as Vice Chairman. His duties will include loan review, business development and assisting the Chairman with special projects. He will remain on the Board of Directors of West Bank and West Bancorporation, Inc.

Mr. Milligan, 56, has been with the Bank since 1980 and has served as trust officer, senior vice president, and executive vice president and general counsel prior to his current positions. “I have been associated with West Bank for most of my career. I have reached a point in my life where I would like to devote more time to outside interests, but still stay associated with West Bank and our customers”, stated Mr. Milligan.

At the meeting on October 13th, the Board of Directors of West Bank elected Thomas E. Stanberry as Chairman and Chief Executive Officer of West Bank effective January 1, 2005. Mr. Stanberry has been Vice Chairman of West Bank and is Chairman, President and Chief Executive Officer of West Bancorporation, Inc.

West Bancorporation, Inc. is headquartered in West Des Moines, Iowa. West Bank has been serving the greater metropolitan Des Moines area for 111 years and the Iowa City area since July of 2003. West Bank focuses on lending and deposit services for consumers and small to medium sized businesses. VMF Capital, with offices in Cedar Rapids and Clive, Iowa, provides portfolio management services to individuals, retirement plans, corporations, foundations and endowments.

The information contained in this Press Release may contain forward-looking statements about the Company’s growth and acquisition strategies, new products and services, and future financial performance, including earnings and dividends per share, return on average assets, return on average equity, efficiency ratio and capital ratio. Certain statements in this news release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking information is based upon certain underlying assumptions, risks and uncertainties. Because of the possibility of change in the underlying assumptions, actual results could differ materially from these forward-looking statements. Risks and uncertainties that may affect future results include: competitive pressures, pricing pressures on loans and deposits, actions of bank and non-bank competitors, changes in local and national economic conditions, changes in regulatory requirements, actions of the Securities and Exchange Commission and/or the Federal Reserve Board, and customers’ acceptance of the Company’s products and services. The Company undertakes no obligation to revise or update such statements to reflect current events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. —end—